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                                                                    Exhibit 99.1


[Logo of citigroup]                                            [Logo of CORDIAL]


               CITIGROUP AND NIKKO ANNOUNCE CITIGROUP'S INTENTION
                          TO REDUCE NIKKO SHAREHOLDINGS

                 REFLECTS STRENGTHENING OF NIKKO'S OPERATIONS IN
                       SIX YEARS SINCE ORIGINAL INVESTMENT

          THE TWO COMPANIES FORM NEW PRIVATE EQUITY INVESTMENT VENTURE
                     TARGETING BUYOUT OPPORTUNITIES IN JAPAN

Tokyo/New York, June 21, 2004 - Citigroup (NYSE: C) and Nikko Cordial Corporation (TSE: 8603) announced today that Citigroup intends to reduce its shareholdings in Nikko Cordial to an amount representing approximately 12% of Nikko's outstanding shares. The sale, which will be conducted in a manner that is orderly and advantageous to both companies, does not affect Nikko Citigroup Limited or the two companies' other joint ventures and collaborations.

Citigroup, which currently holds approximately 21% of Nikko's outstanding shares, will remain the company's largest shareholder after the sale is completed. Citigroup will retain its representation on the Nikko Cordial Board of Directors, and Douglas L. Peterson, the recently named Chief Executive Officer of Citigroup Japan, has been nominated to the Nikko Cordial Board.

The two companies also announced that the new private equity investment joint venture that Citigroup Venture Capital International and Nikko Principal Investments established in March will launch a private equity fund targeting buyout opportunities in Japan. Each partner has committed to contribute JPY 11 billion to this fund.

Junichi Arimura, President and Co-Chief Executive Officer of Nikko Cordial, said, "We highly value Citigroup as both a shareholder and business partner. Citigroup invested in Nikko in 1998 when we were in need of additional capital support. In view of Nikko's substantially strengthened operations, capital structure and prospects and our desire to expand our ownership base in order to enhance shareholder liquidity and the trading market for our shares, we determined that the sale of a portion of Citigroup's shares would be in the best interests of Nikko and its shareholders."

Sir Deryck Maughan, Chairman and Chief Executive Officer of Citigroup International said, "This reduction of our shareholdings in Nikko is beneficial to both of our companies and reflects the great progress at Nikko since we made our investment in 1998. We are deeply committed to growing our business and

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expanding our client capabilities in Japan, where we have $10 billion invested and 10,000 employees."

Sir Deryck added, "We will continue to collaborate with Nikko through Nikko Citigroup Limited and our other joint activities, and will continue to seek out new opportunities to draw upon Citigroup's global platform and products and Nikko's leading distribution networks in the country, as we have with the new private equity investment fund we announced today."

The market capitalization for Nikko at the close of business on June 18, 2004 was JPY 1.065 billion.

                                      # # #

ABOUT CITIGROUP
Citigroup (NYSE: C), the preeminent global financial services company which has 200 million customer accounts and does business in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

ABOUT NIKKO CORDIAL CORPORATION
Nikko Cordial Corporation (TSE: 8603), is a diversified financial services group which provides primarily securities related financial services, financing, asset management and other financial services. The major group companies are; Nikko Cordial Securities Inc. as a retail securities house, Nikko Citigroup Limited as a wholesale securities house, Nikko Asset Management Co., Ltd. as an asset management service provider. The group provides customers with a broad range of financial solutions. The group has 9,072 employees as of March 31, 2004.


CONTACTS:

CITIGROUP:

Japan:     Dan Cox                             New York:    Leah Johnson
           Media Relations                                  Media Relations
           813-5574-5745                                    212-559-9446

                                                            Sheri Ptashek
                                                            Investor Relations
                                                            212-559-2718

NIKKO CORDIAL CORPORATION:

Japan:     Shinichi Wada
           Public & Investor Relations Division
           03-5644-4551